Exhibit 99.1

Press Release
www.shire.com

Publication of Shire plc's Annual Report 2008

March 25, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that its Annual Report and Accounts in respect of the year ended December 31, 2008 has been published on its website.  Shire has previously announced unaudited full year 2008 results, prepared in accordance with US generally accepted accounting principles, in its full year earnings announcement on February 19, 2009.

Copies of the Annual Report and Accounts, Notice of Annual General Meeting and Proxy Card will be submitted to the UK Listing Authority on or about March 27, 2009 and will shortly thereafter be available for inspection at the UK Listing Authority’s Document Viewing Facility, which is situated at:

Financial Services Authority
25 The North Colonnade
Canary Wharf
London
E14 5HS
Tel: +44 (0)20 7066 1000

Copies of the Annual Report and Accounts may also be obtained from:
The Company Secretary’s Office
Shire plc
Hampshire International Business Park
Chineham, Basingstoke
Hampshire RG24 8EP
United Kingdom

In accordance with the requirements of Rule 4.1 of the Disclosure and Transparency Rules which applies in respect of accounting periods commencing after January 20, 2007, Appendix to this announcement contains a description of principal risks and uncertainties, business review for the year ended December 31, 2008 and the directors’ responsibility statement.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company's results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company's Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company's products; the Company's ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company's products; the Company's ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company's ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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APPENDIX
1.	Principal Risks and Uncertainties

RISKS RELATED TO THE GROUP’S BUSINESS

The Group’s new products may not be a commercial success
Shire has launched a number of new products in the last four years, including key new products ELAPRASE, VYVANSE, LIALDA, FIRAZYR and FOSRENOL (Rest of World (‘ROW’)). The commercial success of these new products, as well as other new products that the Group may launch in the future, will depend on their approval and acceptance by physicians, patients and other key decision-makers, as well as the timing of the receipt of marketing approvals, the scope of marketing approvals as reflected in the product’s label, the countries in which such approvals are obtained, the authorization of price and reimbursement in those countries where price and reimbursement is negotiated, and safety, efficacy, convenience and cost-effectiveness of the product as compared to competitive products.

The Group may not be able to grow revenues in its new products as quickly as anticipated if any or all of the following occur:

•	if competitive products are genericised and the impact on the market negatively affects the prescribing of branded treatments for the indications that the Group’s new products treat;

•	if there are unanticipated adverse events experienced with the Group’s new products not seen in clinical trials that impact the physician’s willingness to prescribe the Group’s new products;

•
if issues arise from clinical trials being conducted for post marketing purposes or for registration in another country or regulatory agencies in one country act in a way that causes concern for prescribers or patients in another country;

•	if patients, payors or physicians favor older treatments over newer treatments;

•	if government regulation is stricter for the Group’s new products than for existing treatments;

•	if the new products suffer a loss of patent protection or competitors successfully challenge or circumvent the Group’s patents or regulatory exclusivity;

•	if planned geographical expansion into emerging markets is not successful; or

•	if the size of the patient population for the new product is less than expected or the Group fails to identify new patients for the new products.

If the Group is unable to commercialize ELAPRASE, VYVANSE, LIALDA, FIRAZYR, FOSRENOL (ROW) or any of its new products successfully, there may be a material adverse effect on the Group’s revenues, financial condition and results of operations.

Any decrease in the combined sales of VYVANSE and ADDERALL XR will significantly reduce revenues and earnings
In 2008, the combined sales of VYVANSE and ADDERALL XR were $1,420.6 million, representing approximately 47% of the Group's total revenues. Sales of ADDERALL XR are expected to decrease significantly due to generic competition that is anticipated to commence on April 1, 2009. Any factors that decrease the sales of ADDERALL XR more significantly than expected could have a material adverse effect on the Group's financial condition and results of operations. In addition, the entrance of generic competitors for ADDERALL XR or other leading attention deficit and hyperactivity disorder (‘ADHD’) medications could impact the sales of VYVANSE. Other factors that could impact the sales of VYVANSE or ADDERALL XR include, but are not limited to:

•	faster than anticipated erosion of ADDERALL XR sales by generic competitors;

•	the development and marketing of competitive pharmaceuticals to VYVANSE and ADDERALL XR;

•
issues impacting the production of VYVANSE or ADDERALL XR or the supply of amphetamine salts including but not limited to the ability to get sufficient quota from the US Drug Enforcement Agency (‘DEA’);

•	technological advances (including the approval of new competing products for ADHD treatments);

•	changes in reimbursement policies of third-party payers;

•	government action/intervention;

•	marketing or pricing actions by competitors;

•	public opinion towards ADHD treatments;

•	any change in the label or other such regulatory intervention;

•	product liability claims; and

•	changes in prescription-writing practices.

Any decrease in the sales of 3TC could significantly reduce earnings
The Group receives royalties from GlaxoSmithKline (‘GSK’) on the worldwide sales of 3TC. In 2008, the Group's royalty income relating to 3TC sales was $140.2 million (2007: $145.3 million). This royalty income stream generates a larger proportion of net income relative to the Group's own product sales as there are minimal costs associated with its generation.

Any factors that decrease sales of 3TC by GSK could significantly reduce the Group's earnings. These include:

•	development and marketing of competitive pharmaceuticals, including generic versions;

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•	loss of patent protection or ability of competitors to challenge or circumvent patents;

•	reduction in the production of 3TC;

•	technological advances;

•	government action/intervention;

•	marketing or pricing actions by GSK's competitors;

•	any change in the label or other such regulatory intervention;

•	public opinion towards AIDS treatments; and

•	product liability claims.

The failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for certain of the Group's products and parallel importation may impact future revenues and earnings
The Group's revenues are partly dependent on the level of reimbursement provided to the Group by governmental reimbursement schemes for pharmaceutical products. Changes to governmental policy or practices could adversely affect the Group's sales, financial condition and results of operations. In addition, the cost of treatment established by health care providers, private health insurers and other organizations, such as health maintenance organizations and managed care organizations are under downward pressure and this, in turn, could impact on the prices at which the Group can sell its products.

The market for pharmaceutical products could be significantly influenced by the following, which could result in lower prices for the Group's products and/or a reduced demand for the Group's products:

•	the ongoing trend toward managed health care, particularly in the US;

•	legislative proposals to reform health care and government insurance programs in many of the Group's markets; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic and therapeutic rationales are not established.

The prices for certain of the Group's products when commercialized, in particular products for the treatment of rare genetic diseases such as REPLAGAL and ELAPRASE, may be high compared to other pharmaceutical products. The Group may encounter particular difficulty in obtaining satisfactory pricing and reimbursement for its products, including those that are likely to have a high annual cost of therapy. The failure to obtain and maintain pricing and reimbursement at satisfactory levels for such products may adversely affect revenues and earnings.
Parallel importation occurs when an importer finds a cheaper price for a product or equivalent product on the world market and imports that product from the lower price jurisdiction to the higher price jurisdiction. If the parallel importation of lower priced drugs is permitted in the US, it could have the effect of reducing sales of equivalent drugs in the US. To the extent that parallel importation increases, the Group may receive less revenue and earnings from its commercialized products. The parallel importation of prescription drugs is relatively common within the EU.

A disruption to the product supply chain may result in the Group being unable to continue marketing or developing a product or may result in the Group being unable to do so on a commercially viable basis
The Group sources its products from third party contract manufacturers, and for certain products has its own manufacturing capability. In the event of either the Group's failure or the failure of any third party contract manufacturer to comply with mandatory manufacturing standards (often referred to as ‘Current Good Manufacturing Standards’ or cGMP) in the countries in which the Group intends to sell or have its products sold, the Group may experience a delay in supply or be unable to market or develop its products.

The Group dual-sources certain key products and/or active ingredients. However, the Group currently relies on a single source for production of the final drug product for each of DAYTRANA, FIRAZYR, LIALDA, PENTASA, REMINYL and XAGRID and relies on a single active ingredient source for each of ELAPRASE, FIRAZYR, FOSRENOL, REMINYL, REPLAGAL and XAGRID.

In the event of financial failure of a third party contract manufacturer, the Group may experience a delay in supply or be unable to market or develop its products. This could have a material adverse affect on the Group's financial condition and results of operations.

There is no assurance that suppliers will continue to supply on commercially viable terms, or be able to supply components that meet regulatory requirements. The Group is also subject to the risk that suppliers will not be able to meet the quantities needed to meet market requirements
The development and approval of the Group's products depends on the ability to procure active ingredients and special packaging materials from sources approved by regulatory authorities. As the marketing approval process requires manufacturers to specify their own proposed suppliers of active ingredients and special packaging materials in their applications, regulatory approval of a new supplier would be required if active ingredients or such packaging materials were no longer available from the supplier specified in the marketing approval. The need to qualify a new supplier could delay the Group's development and commercialization efforts.

The Group uses bovine-derived serum sourced from New Zealand and North America in the manufacturing processes for REPLAGAL and ELAPRASE. The discovery of additional cattle in North America or the discovery of cattle in New Zealand with bovine spongiform encephalopathy, or mad cow disease, could cause the regulatory agencies in some countries to impose restrictions on these products, or prohibit the Group from using these products at all in such countries.

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The actions of certain customers can affect the Group's ability to sell or market products profitably, as well as impact net sales and growth comparisons
A small number of large wholesale distributors control a significant share of the US and European markets. In 2008, for example, approximately 56% of the Group's product sales were attributable to two customers; McKesson Corp. and Cardinal Health, Inc. In the event of financial failure of any of these customers, the Group may suffer financial loss and a decline in revenues and earnings. In addition, the number of independent drug stores and small chains has decreased as retail pharmacy consolidation has occurred. Consolidation or financial difficulties could cause customers to reduce their inventory levels, or otherwise reduce purchases of the Group's products. Such actions could have an adverse effect on the Group's revenues, financial condition and results of operations. A significant portion of the Group’s Specialty Pharmaceuticals product sales are made to major pharmaceutical wholesale distributors as well as to large pharmacies in both the US and Europe. Consequently, product sales and growth comparisons may be affected by fluctuations in the buying patterns of major distributors and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions, or other factors. In addition, a significant portion of the Group's revenues for certain products for treatment of rare genetic diseases are concentrated with a small number of customers. Changes in the buying patterns of those customers may have an adverse effect on the Group's financial condition and results of operations.

The outsourcing of services can create a significant dependency on third parties, the failure of whom can affect the ability to operate the Group's business and to develop and market products
The Group has entered into many agreements with third parties for the provision of services to enable it to operate its business. If the third party can no longer provide the service on the agreed basis, the Group may not be able to continue the development or commercialization of its products as planned or on a commercial basis. Additionally, it may not be able to establish or maintain good relationships with the suppliers.

The Group has also entered into licensing and co-development agreements with a number of parties. There is a risk that, upon expiration or termination of a third party agreement, the Group may not be able to renew or extend the agreement with the third party as commercial interests may no longer coincide. In such circumstances, the Group may be unable to continue to develop or market its products as planned and could be required to abandon or divest a product line.

In the event of breakdown, failure or breach of security on any of the Group's IT systems, the Group may be unable to maintain its business operations
The Group operates several complex information systems upon which it is dependent. The Group has back-up procedures and disaster recovery plans in place to enable the business to continue its normal operations and to mitigate any loss in the event of a failure. However, in the event of breakdown, failure or breach of security of any of these systems or the associated suppliers, the Group may be unable to maintain its business operations.

This could lead to loss of revenue and delay in product development. In addition, the Group is in the process of installing enterprise-wide information systems in its operations throughout the world. Any failure in the operation of these systems could have an adverse effect on the Group's business operations.

The Group may incur unexpected expenditure in order to comply with US environmental laws
The Group's manufacturing sites are situated in the US and are subject to national, state and local environmental laws. Compliance with environmental laws requires ongoing expenditure and any spillage or contamination found to be caused by the Group may result in clean up costs and financial penalties for the Group which could adversely affect the Group's revenues, financial condition and results of operations.

Contracts are used in all areas of operation of the business. They may contain provisions that do not protect the Group's position or with which it cannot comply
Contracts form the basis of agreement in many key activities such as mergers and acquisitions, arrangements with suppliers, outsourcing, product licensing and marketing. These contracts may contain provisions that impose duties on the parties involved or may fail to contain adequate conditions to protect the Group's position. The Group may be unable to meet its obligations under a contract or may be unable to require other parties to comply with their obligations and, therefore, may suffer financial loss or penalty.

RISK FACTORS RELATED TO THE PHARMACEUTICAL INDUSTRY IN GENERAL

The actions of governments, industry regulators and the economic environments in which the Group operates may adversely affect its ability to develop and market its products profitably
Changes to laws or regulations impacting the pharmaceutical industry, in any country in which the Group conducts its business, may adversely impact the Group's sales, financial condition and results of operations. In particular, changes to the regulations relating to orphan drug status may affect the exclusivity granted to products with such designation. Changes in the general economic conditions in any of the Group's major markets may also affect the Group's sales, financial condition and results of operations.

The introduction of new products by competitors may impact future revenues
The manufacture and sale of pharmaceuticals is highly competitive. Many of the Group's competitors are large, well-known pharmaceutical, biotechnology, chemical and healthcare companies with considerable resources. Companies with more resources and larger R&D expenditures have a greater ability to fund clinical trials and other development work necessary for regulatory applications. They may also be more successful than the Group in acquiring or licensing new products for development and commercialization. If any product that competes with one of the Group's principal drugs is approved, the Group's sales of that drug could fall.

The pharmaceutical and biotechnology industries are also characterized by continuous product development and technological change. The Group's products could, therefore, be rendered obsolete or uneconomic, through the development of new products, technological advances in manufacturing or production by its competitors.

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If the Group's projects or clinical trials for the development of products are unsuccessful, its products will not receive authorization for manufacture and sale
Due to the complexity of the formulation and development of pharmaceuticals, the Group cannot be certain that it or its collaborative partners will successfully complete the development of new products, or, if successful, that such products will be commercially viable.

Before obtaining regulatory approvals for the commercial sale of each product under development, the Group or its collaborative partners must demonstrate through clinical and other studies that the product is of appropriate quality and is safe and effective for the claimed use. Clinical trials of any product under development may not demonstrate the quality, safety and efficacy required to result in an approvable or a marketable product. Failure to demonstrate adequately the quality, safety and efficacy of a therapeutic drug under development would delay or prevent regulatory approval of the product. In addition, regulatory authorities in Europe, the US, Canada and other countries may require additional studies, which could result in (a) increased costs and significant development delays, or (b) termination of a project if it would no longer be economically viable. The completion rate of clinical trials is dependent upon, among other factors, obtaining adequate clinical supplies and recruiting patients. Delays in patient enrolment in clinical trials may also result in increased costs and program delays. Additional delays can occur in instances in which the Group shares control over the planning and execution of product development with collaborative partners. The Group cannot be certain that, if clinical trials are completed, either the Group or its collaborative partners will file for, or receive, required authorizations to manufacture and/or market potential products (including a marketing authorization application or Abbreviated New Drug applications (‘ANDA’)) or that such application will be reviewed and approved by the regulatory authorities in a timely manner, if at all.

If the Group is unable to meet the requirements of regulators in relation to a particular product, it may be unable to develop the product or obtain or retain the necessary marketing approvals
Drug companies are required to obtain regulatory approval before manufacturing and marketing most drug products. Regulatory approval is generally based on the results of:

•	quality testing (chemistry, manufacturing and controls);

•	non-clinical testing; and

•	clinical testing.

The clinical development, manufacture, marketing and sale of pharmaceutical products is subject to extensive regulation, including separate regulation by each member state of the European Union (‘EU’), the European Medicines Agency (‘EMEA’) itself and federal, state and local regulation in the US. Unanticipated legislative and other regulatory actions and developments concerning various aspects of the Group's operations and products may restrict its ability to sell one or more of its products or to sell those products at a profit. The generation of data is regulated and any generated data is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Required regulatory approvals may not be obtained in a timely manner, if at all. In addition, other regulatory requirements for any such proposed products may not be met.

Even if the Group obtains regulatory approvals, the terms of any product approval, including labeling, may be more restrictive than desired and could affect the marketability of its products. Regulatory authorities also have the power amongst other things, to:

•	revoke or suspend approvals of previously approved products;

•	require the recall of products that fail to meet regulatory requirements; and

•	close manufacturing plants that do not operate in conformity with cGMP and/or other regulatory requirements or approvals.

Such delays or actions could affect the Group's ability to manufacture and sell its products.

The failure of a strategic partner to develop and commercialize products could result in delays in approval or loss of revenue
The Group enters into strategic partnerships with other companies in areas such as product development and sales and marketing. In these partnerships, the Group is dependent on its partner to deliver results. While these partnerships are supported by contracts, the Group does not exercise direct control. If a partner fails to perform or experiences financial difficulties, the Group may suffer a delay in the development, a delay in the approval or a reduction in sales or royalties of a product.

The failure to secure new products or compounds for development, either through in-licensing, acquisition or internal research and development efforts, may have an adverse impact on the Group's future results
The Group's future results will depend, to a significant extent, upon its ability to in-license, acquire or develop new products or compounds. The Group also expends significant resources on research and development. The failure to in-license or acquire new products or compounds, on a commercially viable basis, could have a material adverse effect on the Group's financial position. The failure of these efforts to result in the development of products appropriate for testing in human clinical trials could have a material adverse effect on the Group's revenues, financial condition and results of operations.

The Group may fail to obtain, maintain, enforce or defend the intellectual property rights required to conduct its business
The Group's success depends upon its ability and the ability of its partners and licensors to protect their intellectual property rights. Where possible, the Group's strategy is to register intellectual property rights, such as patents and trademarks. The Group also relies variously on trade secrets, unpatented know-how and technological innovations and contractual arrangements with third parties to maintain its competitive position.

Patents and patent applications covering a number of the technologies and processes owned or licensed to the Group have been granted, or are pending in various countries, including the US, Canada, major European countries

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and Japan. The Group intends to enforce vigorously its patent rights and believes that its partners intend to enforce vigorously patent rights they have licensed to the Group. However, patent rights may not prevent other entities from developing, using or commercializing products that are similar or functionally equivalent to the Group's products or technologies or processes for formulating or manufacturing similar or functionally equivalent products. The Group's patent rights may be successfully challenged in the future or laws providing such rights may be changed or withdrawn. The Group cannot assure investors that its patents and patent applications or those of its third party manufacturers will provide valid patent protection sufficiently broad to protect the Group's products and technology or that such patents will not be challenged, revoked, invalidated, infringed or circumvented by third parties. In the regular course of business, the Group is party to litigation or other proceedings relating to intellectual property rights.

Additionally, the Group's products, or the technologies or processes used to formulate or manufacture those products may now, or in the future, infringe the patent rights of third parties. It is also possible that third parties will obtain patent or other proprietary rights that might be necessary or useful for the development, manufacture or sale of the Group's products. If third parties are the first to invent a particular product or technology, it is possible that those parties will obtain patent rights that will be sufficiently broad to prevent the Group or its strategic partners from developing, manufacturing or selling its products. The Group may need to obtain licenses for intellectual property rights from others to develop, manufacture and market commercially viable products and may not be able to obtain these licenses on commercially reasonable terms, if at all. In addition, any licensed patents or proprietary rights may not be valid and enforceable.

The Group also relies on trade secrets and other un-patented proprietary information, which it generally seeks to protect by confidentiality and nondisclosure agreements with its employees, consultants, advisors and partners. These agreements may not effectively prevent disclosure of confidential information and may not provide the Group with an adequate remedy in the event of unauthorized disclosure of such information. If the Group's employees, scientific consultants or partners develop inventions or processes that may be applicable to the Group's products under development, such inventions and processes will not necessarily become the Group's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Group's proprietary rights. The failure to obtain or maintain patent and trade secret protection, for any reason, could allow other companies to make competing products and reduce the Group's product sales.

The Group has filed applications to register various trademarks for use in connection with its products in various countries including the US and countries in Europe and Latin America and intends to trademark new product names as new products are developed. In addition, with respect to certain products, the Group relies on the trademarks of third parties. These trademarks may not afford adequate protection or the Group or the third parties may not have the financial resources to enforce any rights under any of these trademarks. The Group's inability or the inability of these third parties to protect their trademarks because of successful third party claims to those trademarks could allow others to use the Group's trademarks and dilute their value.

If a marketed product fails to work effectively or causes adverse side effects, this could result in damage to the Group's reputation, the withdrawal of the product and legal action against the Group
Unanticipated side effects or unfavorable publicity concerning any of the Group's products, or those of its competitors, could have an adverse effect on the Group's ability to obtain or maintain regulatory approvals or successfully market its products. The testing, manufacturing, marketing and sales of pharmaceutical products entails a risk of product liability claims, product recalls, litigation and associated adverse publicity. The cost of defending against such claims is expensive even when the claims are not merited. A successful product liability claim against the Group could require the Group to pay a substantial monetary award. If, in the absence of adequate insurance coverage, the Group does not have sufficient financial resources to satisfy a liability resulting from such a claim or to fund the legal defense of such a claim, it could become insolvent. Product liability insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms. Although the Group carries product liability insurance, this coverage may not be adequate. In addition, it cannot be certain that insurance coverage for present or future products will be available. Moreover, an adverse judgment in a product liability suit, even if insured or eventually overturned on appeal, could generate substantial negative publicity about the Group's products and business and inhibit or prevent commercialization of other products.

Investigations or enforcement action by regulatory authorities or law enforcement agencies relating to the Group’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines
The Group engages in various marketing, promotional and educational activities pertaining to, as well as the sale of, pharmaceutical products in a number of jurisdictions around the world. The promotion, marketing and sale of pharmaceutical products is highly regulated and the operations of market participants, such as the Group, are closely supervised by regulatory authorities and law enforcement agencies, including the US Food and Drug Administration (‘FDA’), the US Department of Justice and the DEA in the US. Any inquiries or investigations into the operations of, or enforcement or other regulatory action against, the Group by such regulatory authorities could result in the distraction of senior management for prolonged periods of time, significant defense costs and substantial monetary penalties.

Loss of highly qualified management and scientific personnel could cause the Group subsequent financial loss
The Group faces intense competition for highly qualified management and scientific personnel from other companies, academic institutions, government entities and other organizations. It may not be able to successfully attract and retain such personnel. The Group has agreements with a number of its key scientific and management personnel for periods of one year or less. The loss of such personnel, or the inability to attract and retain the additional, highly skilled employees required for its activities could have an adverse effect on the Group's business.

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2. Business Review

Chief Executive Officer’s review

Risks—wisely measured and judiciously taken—are part and parcel of every successful company, and certainly we’ve taken our fair share at Shire.  In our brightest moments we have stood at a critical juncture, made defining, not-always-obvious decisions, and redefined the future not just for ourselves, but for the physicians and patients we serve.

Since succeeding Matt Emmens as Chief Executive Officer (‘CEO’) in June, I have been particularly keen on staying true to those aspects of our culture that brought us to our present state as one of the most effective biopharmaceutical companies in the world: the willingness to take measured risks; the courage to challenge one another; and the unyielding commitment to the patients, physicians, and communities we serve.  We spent the time, in 2008, to look around and to project forward—to set the targets that will enable us to emerge, by 2015, as one of the most valuable specialty biopharmaceutical companies in the world.  We committed to the underlying thesis that now forms the core of our corporate brand —that we strive to be as brave as the people we help.

Of course, achieving our mission demands quite a lot of Shire’s pipeline as well as its marketed portfolio, and I am very pleased with the steps that we have taken to further leverage both.  Consider this:  over the course of the last two years alone, we’ve successfully completed six deals that have yielded eight new products in our pipeline/portfolio.  Consider, also, this: The combined sales of new products launched in past four years achieved $1 billion of sales in 2008.

We’re committed to going the distance with every product at Shire—asking hard questions, exploring new indications, looking for ways to extend proven technologies into new treatments; always with the patients’ needs most at heart.  The acquisition of New River Pharmaceuticals Inc. (‘New River’), for example, didn’t just provide Shire with VYVANSE, a next-generation treatment for ADHD; it opened the door to new possibilities associated with CarrierWave technology, which enhances drug metabolism and may well have applications for other medicines.  At the same time we’re expanding our patient populations with plans to expand our presence in markets outside the US and the proposed launch in the US of INTUNIV, our first non-stimulant ADHD drug.

In the gastrointestinal business unit, we are taking similar strides—leveraging our success with LIALDA, our expertise in ulcerative colitis, and our relationships with gastro-enterologists to explore new options for patients suffering from an entire range of inflammatory bowel diseases.  We’re currently in the midst of Phase 2 trials for SPD550, a compound we licensed in from Alba Therapeutics Corporation (‘Alba’) because we believe that it can have important implications for patients suffering from Celiac disease.

Three and a half years ago, when Shire acquired what has since become known as Shire Human Genetic Therapies, there were only four projects in the pipeline and there were many questions about this relatively small company’s future.  Three deals later—with Amicus Therapeutics, Inc. (‘Amicus’), Zymenex A/S (‘Zymenex’), and Jerini AG (‘Jerini’)— Human Genetic Therapies (‘HGT’) is 1,000 people strong, with three marketed drugs in its portfolio (REPLAGAL, ELAPRASE, and FIRAZYR) and a number of very exciting Phase 2 and 3 products designed to treat such debilitating conditions as Gaucher disease, Fabry disease and Metachromatic Leukodystrophy. HGT now occupies an entire campus in Lexington, Massachusetts—a campus that we opened to investors in November during our first-ever HGT Business Day.

Moreover, HGT products are helping Shire meet its goal of global diversification, with REPLAGAL and ELAPRASE together now approved and in use in more than 40 countries, and 70% of HGT sales now generated outside the United States.  Our world really is expanding rapidly at Shire, and we are taking aggressive steps to capitalize on—and to create—opportunities for patients around the world who do not yet have access to the life-altering medicines that we manufacture and sell.

Pressures abound in the current economy, but at Shire we’re not just merely biding our time.  We are moving forward—bolstering our pipeline through business-enhancing acquisitions, anticipating breakthroughs for patients with unmet needs, capitalizing on new patient populations, and looking for commonalities between our Specialty and HGT businesses.  It’s been an exciting time and the future promises even more.  I thank my colleagues for continuing to help Shire live up to its own promise.

Angus Russell

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Overview
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on ADHD, HGT and gastrointestinal (‘GI’) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

Substantially all of the Group’s revenues, expenditures and net assets are attributable to the R&D, manufacture, sale and distribution of pharmaceutical products within two operating segments: Specialty Pharmaceuticals and HGT. The Group also earns royalties (where Shire has out-licensed products to third parties) which are recorded as revenues within “All Other” in the segmental analysis.

Revenues are derived primarily from two sources - sales of the Group’s own products and royalties:

•
91% (2007: 89%) of total revenues are derived from product sales, of which 75% (2007: 76%) are within the Specialty Pharmaceuticals operating segment and 16% (2007: 13%) are within the HGT operating segment;

•	8% of total revenues are derived from royalties (2007: 10%).

Shire’s strategic objectives are set using a balanced scorecard approach. Objectives are also set at the business, functional and therapeutic area levels and are aligned with the Group–wide strategic and operational objectives. The Group therefore takes a fully integrated approach to strategic management. Key performance indicators (‘KPIs’) are used to measure achievement of the objectives. Strategic objectives are categorized into fields - ‘financial’, ‘customers’, ‘people & capabilities’ and ‘operational excellence’. For 2008, Shire’s corporate objectives included: target net revenue and defined levels of revenue growth; target sales and contributions for core products; development of a strategy to improve customer care and customer service levels; drug application filing and launch targets for new products; development of a strategy to achieve the optimum Shire product portfolio; development of optimal manufacturing and supply chain strategy; development and communication of career development tools for employees; development and commencement of rollout of corporate brand positioning; and maintenance of robust risk management practices including internal controls.

The markets in which the Group conducts its business are highly competitive and highly regulated. The health care industry is experiencing:

•	pressure from governments and healthcare providers to keep prices low while increasing access to drugs;

•	increased R&D costs as development programs are typically larger and take longer to get approval from regulators;

•	challenges to existing patents from generic manufacturers;

•	low cost generic drugs entering the market on expiration of patent protection; and

•	higher marketing costs due to the use of direct to consumer campaigns in the US and competition for market share.

Shire’s strategy to become the leading specialty biopharmaceutical company has been developed to address these industry-wide competitive pressures. This strategy has resulted in a series of initiatives in the following areas:

Markets
Historically, Shire’s portfolio of approved products has been heavily weighted towards the North American market. With the acquisition of Transkaryotic Therapies Inc (‘TKT’) in 2005 and the establishment of our HGT business, Shire has substantially increased its presence in Europe and thereby diversified the risk associated with being reliant on one geographic market. Through the TKT acquisition, Shire acquired ELAPRASE (global rights) and REPLAGAL (which is presently sold only outside the US) and through the Jerini acquisition, FIRAZYR (global rights). In addition, 2008 saw the European launch of FIRAZYR and the continued roll out of MEZAVANT and FOSRENOL in Europe.

For 2008, sales outside North America represented approximately 24% of product sales (2007: 24%). Shire’s late stage development pipeline contains a number of products with rights outside of the US, including VYVANSE, DAYTRANA, velaglucerase alfa (GA-GCB), SPD550, PLICERA, AMIGAL, AT2220 and METAZYM.

Shire’s continued expansion beyond North America will be driven by the development of products with patent protection in both the North and Latin American and European markets wherever possible. In 2009 and the 2010, subject to obtaining the relevant regulatory/governmental approvals, regions outside the US should see:

•	the continued roll out of MEZAVANT in certain EU countries;

•	the launch of DAYTRANA (EU and Canada);

•	the continued roll out of FIRAZYR in certain European and Latin American countries;

•	the launch of VYVANSE in Canada; and

9

•	the launch of Velaglucerase alfa in the EU.

This program of new product launches will require significant investment in advertising, promotional spend and in some cases, additional sales representatives.

The orphan disease nature of HGT products means that relatively low associated Selling, general and administrative (‘SG&A’) and sales infrastructure investment is required, making them ideal products for Shire to launch into new markets. In markets outside North America and Europe where products require significant SG&A and infrastructure investment, Shire will assess opportunities for internal investment versus distribution and/or out-license partners on a country-by-country basis.

Patents and Market Exclusivity
The loss or expiration of patent protection or market exclusivity with respect to any of the Group’s major products could have a material adverse effect on future revenues and net income as generic manufacturers may produce similar drugs and be able to sell the Group’s drugs at a lower price as their costs of development are significantly lower than Shire’s.

The Group anticipates that there will be one or more generic competitors to ADDERALL XR in the ADHD market beginning April 2009. ADDERALL XR is, in revenue terms, Shire’s most significant product representing 36% of total revenues in 2008 (2007: 42%). The Group expects that sales of VYVANSE will partially offset any decline in sales of ADDERALL XR and that VYVANSE prescriptions will come from a number of sources, including patients who are new to ADHD treatment, patients who previously were taking ADDERALL XR, and patients who were taking another ADHD medication.

Shire is engaged in various legal proceedings with generic manufacturers with respect to its ADDERALL XR and CARBATROL patents, as well as the patents for certain other products.

R&D
Over the last five years Shire has focused its R&D efforts on products in its core therapeutic areas, which meet the needs of the specialist physician. The Group has also concentrated its resources on obtaining regulatory approval for later-stage pipeline products within its core therapeutic areas.

Evidence of the successful execution of this strategy can be seen from the progression of the Group’s development pipeline over the last five years. Since January 2004, nine products have received regulatory approval; six in the US (FOSRENOL and EQUETRO in 2004, DAYTRANA and ELAPRASE in 2006, LIALDA and VYVANSE in 2007) and three in Europe (FOSRENOL in 2005, ELAPRASE and MEZAVANT in 2007). The Group has another one product in registration in the US (INTUNIV) and one in registration in the EU (DAYTRANA).
Shire’s strategy is focused on the development of product candidates that have a lower risk profile. R&D costs in 2009 will include expenditure on several pre-clinical to Phase 3 studies and Phase 3(b) and Phase 4 studies to support recently launched products in the Specialty Pharmaceuticals and HGT businesses, and the development of new projects in both the Specialty Pharmaceuticals and HGT businesses.

At December 31, 2008 the following products were under development and the following section outlines their development status at February 27, 2009:

Specialty Pharmaceuticals

Treatments for ADHD

VYVANSE for ADHD in EU and Canada

In March 2008 the Canadian new drug submission was accepted for filing for the treatment of ADHD in children. Review is ongoing.

VYVANSE for the treatment of ADHD in children aged 6 to 17 in the EU is in Phase 3 development and Shire expects to submit the regulatory filing for VYVANSE in Europe in 2010.

DAYTRANA for ADHD in EU & Canada

Regulatory submissions were filed for approval of the product with Health Canada in November 2007 and in the EU via the decentralized procedure, with the Netherlands as the reference member state in December 2007. Reviews are ongoing.

INTUNIV for ADHD in US

In June 2007 Shire received an approvable letter from the FDA for INTUNIV. Shire is conducting additional clinical work which is designed to enhance the label. The New Drug Application (‘NDA’) was resubmitted in January 2009 and it is anticipated that launch for use in the treatment of ADHD in children and adolescents in the US will occur in the second half of 2009.

SPD487 (Amphetamine transdermal system)

In November 2008 Shire terminated the agreement with Noven Pharmaceuticals Inc. (‘Noven’) for the development of the amphetamine transdermal system.

Treatments for GI diseases

LIALDA/MEZAVANT for the maintenance of remission in ulcerative colitis in the US

Phase 3 trials investigating the use of the product to maintain remission in patients who have ulcerative colitis were

10

initiated in 2006 for the US market and are continuing. The product was given this indication on approval in the EU.

LIALDA/MEZAVANT for the treatment of diverticulitis

Phase 3 worldwide clinical trials investigating the use of the product for the treatment of diverticulitis were initiated in 2007 and are continuing.

SPD550 (Larazotide Acetate; also known as AT-1001) for the treatment of Celiac disease

SPD550 is being developed for the treatment of Celiac disease. In December 2007 Shire acquired the worldwide rights to SPD550 (Larazotide Acetate; also known as AT-1001) in markets outside of the US and Japan from Alba. The two parties have established Joint Committees which will guide the development, manufacture and commercialization of the product. Alba has initiated and is responsible for executing the ongoing Phase 2 program and certain non-clinical studies. Additional development studies may be conducted jointly or by the individual companies prior to or after initiation of Phase 3.

Treatments for diseases in other therapeutic areas

FOSRENOL for the treatment of pre-dialysis chronic kidney disease (‘CKD’)

Following the FDA Cardiovascular and Renal Drugs Advisory Committee recommendation in October of 2007 on the use of phosphate binders, including FOSRENOL, to treat hyperphosphatemia in pre-dialysis CKD patients, Shire continues to work with the FDA to determine whether FOSRENOL can launch in the pre-dialysis CKD market in the US without conducting additional clinical outcomes trials.

JUVISTA

Renovo Limited (‘Renovo’) initiated its first pivotal European Phase 3 trial in scar revision in the fourth quarter of 2008 to support the filing of a European regulatory dossier. If the outcome from Renovo’s multi centre, EU Phase 3 study is suitably positive, the data will be used to inform the strategy and design of Shire’s US development plan and to strengthen the chances of regulatory and commercial success in the US.

SEASONIQUE an extended cycle oral contraceptive

In August 2006 Shire entered into a license agreement in respect of Duramed Pharmaceuticals, Inc’s (‘Duramed’) oral contraceptive, SEASONIQUE. Duramed markets SEASONIQUE in the US. Shire has the rights to market this product in a number of territories outside of North America, including the larger European markets.

On February 24, 2009, Shire and Duramed amended this agreement and it will terminate on December 31, 2009. Pursuant to this amendment, Shire agreed to return to Duramed its rights under the agreement effective February 24, 2009.

Projects in pre-clinical development

A number of projects are underway in the early stages of pre-clinical development for the Specialty Pharmaceuticals area.

Human Genetic Therapies

Treatments for Angioedema

FIRAZYR for hereditary angioedema (‘HAE’) in the US

FIRAZYR is a treatment for acute HAE which Shire added to the portfolio through its acquisition of a majority voting interest in Jerini during 2008. Jerini received a not approvable letter for FIRAZYR for use in the US from the FDA in April 2008, and met with FDA in December 2008 to discuss the development of FIRAZYR. It was agreed that an additional clinical study would be required before approval could be considered and that a complete response to the not approvable letter would be filed after completion of this study. This additional study will be initiated during the third quarter of 2009.

ERT

Velaglucerase alfa (GA-GCB) - for the treatment of Gaucher disease

Velaglucerase alfa is an enzyme replacement therapy being developed for the treatment of Gaucher disease. Shire has completed enrolment in a worldwide Phase 3 clinical program for velaglucerase alfa. This comprehensive development program includes the evaluation of velaglucerase alfa in naïve patients and patients previously treated with imiglucerase across three clinical studies. It is anticipated that this development program will support global filings in the second half of 2009.

HGT-1111 / METAZYM - for the treatment of Metachromatic Leukodystrophy (‘MLD’)

Shire has an ongoing enzyme replacement therapy program for the treatment of MLD, which is a lysosomal storage disorder that results from a deficiency in the enzyme arylsulfatase-A (‘ASA’). In June 2008 Shire completed its acquisition from Zymenex of the global rights to a clinical candidate ASA, known as METAZYM. METAZYM has completed a Phase 1b clinical trial in 12 MLD patients in Europe and an extension to this study is ongoing. The product has been granted orphan drug designation in the US and in the EU. The current plan is to initiate a Phase 2/3 clinical trial in the first half of 2009. This product is now referred to as HGT-1111.

HGT-1110 was in development at Shire for the treatment of MLD following successful pre-clinical proof of concept studies. The HGT-1110 program was replaced with the HGT-1111 development program upon completion of the

11

acquisition from Zymenex.

HGT-2310 - Hunter syndrome with central nervous system symptoms, idursulfase-IT

Following the acceptance by the FDA in January 2008 of Shire’s Investigational New Drug Application for idursulfase-IT (HGT-2310 -formerly referred to as ELAPRASE for Hunter syndrome patients with significant central nervous system symptoms - ‘Hunter CNS’) the Group plans to initiate a Phase 1 clinical trial in the first quarter of 2009.

HGT-1410 for Sanfilippo Syndrome (Mucopolysaccharidosis IIIA)

HGT-1410 is in development as an enzyme replacement therapy for the treatment of Sanfilippo Syndrome (Mucopolysaccharidosis IIIA), a lysosomal storage disorder.

HGT-2610 for the treatment of Krabbe disease (Globoid Cell Leukodystrophy, (‘GLD’))

In November 2008 Shire announced that an enzyme replacement therapy was being developed for the treatment of Krabbe disease. This program is in early development and preclinical studies.

Pharmacological Chaperone Technology

In November 2007 Shire entered into a license agreement with Amicus under which it received the rights to three compounds, PLICERA, AMIGAL and AT2220, in markets outside the US.

PLICERA (HGT-3410 for the treatment of Gaucher disease)

PLICERA is an orally-administered, small molecule pharmacological chaperone that is being developed for the treatment of Gaucher disease. PLICERA has received orphan drug designation by the European Medicines Agency (‘EMEA’),which may provide it with up to ten years market exclusivity in the EU.

In March 2008 Amicus announced positive data from its Phase 2 clinical trial. Results from the Phase 2 trial support the previously reported interim findings that PLICERA was generally safe and well tolerated at all doses and increased target enzyme activity levels in a majority of patients. Shire has rights to PLICERA in markets outside the US.

AMIGAL (HGT-3310 for the treatment Fabry disease)

AMIGAL is an orally-administered, small molecule pharmacological chaperone being developed for the treatment of Fabry disease. AMIGAL has received orphan drug designation by the EMEA, which may provide it with up to ten years market exclusivity in the EU.

Amicus met with the FDA to discuss the AMIGAL development program in June 2008, and discussions are ongoing. Discussions are also ongoing with the EMEA. A final decision on the global development strategy will follow the conclusion of the discussions with both agencies. Shire has rights to AMIGAL in markets outside the US.

HGT-3510 for the treatment of Pompe disease

HGT-3510 is an orally-administered, small molecule pharmacological chaperone being developed for the treatment of Pompe disease. In June 2008 Amicus initiated Phase 2 clinical trials of HGT-3510, an orally administered, small molecule pharmacological chaperone being jointly developed for the treatment of Pompe disease by Shire and Amicus. This trial was placed on clinical hold in February 2009 in response to reports of two serious adverse events probably related to treatment with HGT-3510. Shire has rights to HGT-3510 in markets outside the US.

Early Research Products

A number of additional projects are underway in the early stages of development for the HGT business area.

Business Development
As a result of the issues associated with the loss or expiry of patent protection or market exclusivity, Shire seeks to focus its business development activity on the acquisition and in-licensing of products and projects which have the benefit of long-term patent protection and market exclusivity.

The Group remains active in seeking out opportunities to acquire new products or companies that fit its business strategy, its existing therapeutic areas or are in complementary therapeutic areas. During 2008 Shire:

•	acquired more than 98% of Jerini, adding Jerini’s HAE product, FIRAZYR, to the portfolio; and

•	acquired the global rights to METAZYM, a clinical candidate arylsulfatase-A, from Zymenex.

In 2007, the Group acquired New River, allowing Shire to capture the full economic value of VYVANSE and gain control of the development and commercialization of this product. In 2007 Shire also in-licensed the rights to AMIGAL, PLICERA and AT-2220, three pharmacological chaperone compounds for lysosomal storage disorders in markets outside the US; SPD550 for Celiac disease in markets outside of the US and Japan; and worldwide rights (excluding EU member states) to JUVISTA.

As part of its strategy of focusing on drugs with long term patent protection in its core therapeutic areas, the Group will continue to evaluate opportunities to dispose of non-core assets. In 2007 the Group divested a portfolio of non-core products, including SOLARAZE and VANIQA, to Laboratorios Almirall (‘Almirall’) and sold EQUETRO and transferred post-approval study commitments to Validus Pharmaceuticals Inc.

Organization and Structure
During 2008, the Group undertook a court sanctioned Scheme of Arrangement, establishing Shire plc as the new Shire

12

holding company.

In 2008, Shire acquired more than 98% of Jerini and is in the process of integrating Jerini into the Group: integration and acquisition related costs expensed during the year to December 31, 2008 totaled $10.3 million.

Business Highlights

•
Shire HGT announced on February 14, 2008, that the Group will invest approximately $400 million over four years through 2011 to expand its Lexington, Massachusetts campus, making Lexington the global center for HGTs research, development, and production. This will result in the creation of an estimated 680 additional full-time jobs over the next eight years, doubling the existing full time workforce.

•
On May 23, 2008 Shire plc (formerly known as Shire Limited), a public company with its primary listing on the London Stock Exchange (secondary listing on NASDAQ), incorporated in Jersey and tax resident in the Republic of Ireland, became the holding company of the Shire group, pursuant to a scheme of arrangement under Sections 895 to 899 of the United Kingdom Companies Act 2006 (the ‘Scheme’). The Scheme was approved by the High Court of England and Wales and the shareholders of Shire plc, the former holding company of the Shire group. The introduction of a new holding company tax resident in Ireland, is designed to help protect Shire’s tax position.

•
During Q3 2008 Shire acquired a majority voting interest in Jerini and published an Offer Document in respect of acquiring the remaining shares in Jerini that it did not already own.  By December 31, 2008 Shire had acquired over 98% of the shares in Jerini. The acquisition has added Jerini’s HAE product, FIRAZYR, to the portfolio.

•
In November 2008 Shire settled all pending litigation brought by certain former dissenting shareholders of TKT.  As a result of this settlement, Shire paid the former dissenting shareholders the same price of $37 per share originally offered to all TKT shareholders at the time of the 2005 merger, plus interest. The settlement represents a total payment of $568 million, comprising consideration at $37 per share of $420 million and an interest cost of $148 million.

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Results of operations for the years to December 31, 2008 and 2007

For the year to December 31, 2008 the Group’s total revenues increased by 24% to $3,022.2 million, compared to $2,436.3 million in 2007. Net income for the year to December 31, 2008 was $156.0 million compared to a net loss of $1,451.8 million in 2007.

Total revenues

The following table provides an analysis of the Group’s total revenues by source:
Year to December 31,	2008	2007	Change
	$’M	$’M	%

Product sales	2,754.2	2,170.2	27
Royalties	245.5	247.2	-1
Other revenues	22.5	18.9	19

Total	3,022.2	2,436.3	24

Product sales
Year to December 31,	2008	2007	Product sales growth	US prescription growth
	$’M	$’M	%	%
Specialty Pharmaceuticals
ADHD
ADDERALL XR	1,101.7	1,030.9	7	-5
VYVANSE	318.9	76.5	317	388
DAYTRANA	78.7	64.2	23	-11

GI
PENTASA	185.5	176.4	5	-1
LIALDA / MEZAVANT	140.4	50.5	178	204

General Products
FOSRENOL	155.4	102.2	52	-4
CALCICHEW	52.8	54.2	-3	n/a
CARBATROL	75.9	72.3	5	-4
REMINYL/REMINYL XL	34.4	31.2	10	n/a
XAGRID	78.7	66.8	18	n/a
Other product sales	50.1	119.3	-58	n/a
	2,272.5	1,844.5	23
Human Genetic Therapies
ELAPRASE	305.1	181.8	68	n/a
REPLAGAL	176.1	143.9	22	n/a
FIRAZYR	0.5	-	n/a	n/a
	481.7	325.7	48

Total	2,754.2	2,170.2	27

The following discussion includes references to US prescription and US market share data for key products. The source of this data is IMS Health (‘IMS’), December 2008.

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Specialty Pharmaceuticals

US ADHD market share

The continued growth in market share of VYVANSE helped Shire grow its average annual share of the US ADHD market to 32.6% for the year to December 31, 2008 compared to 29.4% in 2007. Shire has the leading portfolio of products in the US ADHD market.

ADDERALL XR - ADHD

ADDERALL XR’s average share of the US ADHD market for 2008 fell to 22.6% (2007: 25.5%). US prescriptions for ADDERALL XR for the year to December 31, 2008 decreased by 5% compared to 2007 due to an 11% fall in average market share offset by a 7% growth in the US ADHD market.

Sales of ADDERALL XR for the year to December 31, 2008 were $1,101.7 million, an increase of 7% compared to the same period in 2007 (2007: $1,030.9 million), with the decline in prescriptions being more than offset by price increases.

As previously disclosed, the United States Federal Trade Commission (‘FTC’) informed Shire on October 3, 2006 that it was reviewing the ADDERALL XR patent litigation settlement agreement between Shire and Barr Laboratories, Inc. (‘Barr’). On June 22, 2007 the Group received a civil investigative demand requesting that it provide information to the FTC relating to its settlement with Barr and its earlier settlement with Impax Laboratories, Inc. The Group is cooperating fully with this investigation and believes that the settlements are in compliance with all applicable laws.

VYVANSE - ADHD

VYVANSE was launched in the US in July 2007 as the first and only once-daily pro-drug stimulant to treat ADHD.

In April 2008 VYVANSE was approved by the FDA for use in adults and Shire launched VYVANSE for adult ADHD in June 2008.

In July 2008 Shire launched VYVANSE in 20mg, 40mg and 60mg dosage strengths, which are designed to increase the dosing flexibility of VYVANSE.

Product sales for the year to December 31, 2008 were $318.9 million (2007: $76.5 million). Product sales growth was driven by the increase in average share of the US ADHD market (8.2% for the year to December 31, 2008 compared to 1.8% in 2007) and a price increase in April 2008.

DAYTRANA - ADHD

Product sales for the year to December 31, 2008 were $78.7 million (2007: $64.2 million). DAYTRANA’s average annual share of the US ADHD market decreased to 1.8% in 2008 compared to 2.1% in 2007.

Despite the 11% decrease in prescriptions compared to 2007, sales of DAYTRANA grew 23% compared to the same period last year due to growth in the US ADHD market of 7% and lower sales deductions in 2008 over 2007, primarily due to reduced coupon expense.

During 2008 Shire announced two voluntary market recalls of a limited portion of DAYTRANA patches because certain patches did not meet their release liner removal specifications which may have resulted in some patients and caregivers having difficulties removing the liners. The voluntary recalls were not due to safety issues. Shire and Noven Pharmaceuticals, Inc. (‘Noven’) (the manufacturer of DAYTRANA) continue to pursue enhancements to the product and to work closely with the FDA to implement changes that may improve the usability of DAYTRANA. There has been no interruption in the production of DAYTRANA.

US oral mesalamine market share

Shire’s average annual market share of the US oral mesalamine market rose to 28.4% for the year to December 31, 2008 (2007: 21.1%), driven by the growth of LIALDA since its launch in March 2007.

LIALDA/MEZAVANT – Ulcerative colitis

US prescriptions of LIALDA for the year to December 31, 2008 were up 204% compared to the prior year and LIALDA’s average market share for 2008 increased to 11.7% (2007: 3.9%). LIALDA’s US product sales for the year to December 31, 2008 were $134.8 million compared to $50.3 million in 2007.

In April 2008, TAP Pharmaceutical Products Inc. (‘TAP’) commenced co-promotion of LIALDA in the US in accordance with the co-promotion agreement entered into in March 2008. This agreement adds more than 500 additional sales representatives from TAP which will increase the reach and frequency of sales calls covering an additional 22,000 doctors.

Sales of MEZAVANT outside the US for the year to December 31, 2008 were $5.6 million (2007: $0.2 million). By December 31, 2008 MEZAVANT was available in five EU countries. Launches are planned in other countries during 2009, subject to the successful conclusion of pricing and reimbursement negotiations.

PENTASA - Ulcerative colitis

US prescriptions of PENTASA for the year to December 31, 2008 were down 1% compared to 2007 primarily due to a small decrease in PENTASA’s average annual market share from 17.2% in 2007 to 16.7% in 2008, offset by a 2% increase in the US oral mesalamine prescription market.

Sales of PENTASA for the year to December 31, 2008 were $185.5 million, an increase of 5% compared to 2007 (2007: $176.4 million). Sales growth is higher than prescription growth primarily due to the impact of price increases.

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FOSRENOL - Hyperphosphatemia

At December 31, 2008 FOSRENOL was available in 30 countries and global sales grew by 52% to $155.4 million for the year to December 31, 2008 (2007: $102.2 million). Sales of FOSRENOL outside the US for the year to December 31, 2008 were $69.5 million (2007: $40.1 million).

US sales of FOSRENOL for the year to December 31, 2008 were up 38% to $85.9 million compared to 2007 (2007: $62.1 million). FOSRENOL’s average prescription share of the US phosphate binder retail market decreased to 8.1% for the year to December 31, 2008 (2007: 8.6%).  Product sales increased despite the decrease in prescriptions due to price increases and a 34% increase in FOSRENOL’s share of the non retail market resulting from Shire’s continued focus on specialist physicians, clinics and dialysis centers.

In April 2008 Shire and Abbott Laboratories Inc. mutually agreed to terminate their Co-Promotion Agreement for FOSRENOL in the US. Shire will continue to promote FOSRENOL on its own in the US and throughout Europe.

In February 2009, Shire received three Paragraph IV Notice letters, from Barr, Mylan Inc. (‘Mylan’) and NATCO Pharma Limited (‘NATCO’) advising the filing of ANDA for generic versions of 500mg, 750mg and 1,000mg FOSRENOL. Shire is currently reviewing the details of these notice letters and, under the Hatch-Waxman regulations, has 45 days from the date of each notice letter to determine if it will file a patent infringement suit. If Shire brings suit pursuant to the Hatch-Waxman regulations a 30 month stay of approval, commencing on October 26, 2009, will be imposed on the FDA on each ANDA which is the subject of such a lawsuit.

XAGRID - Thrombocythemia

Sales for the year to December 31, 2008 were $78.7 million, an increase of 18% compared to the same period in 2007 (2007: $66.8 million). Expressed in transaction currencies (XAGRID is primarily sold in Euros and Pounds sterling) sales increased by 16%, with exchange rate movements against the US dollar accounting for the remaining 2% increase.

DYNEPO - Anemia associated with chronic kidney disease

In July 2008 Shire announced that it had made the decision to cease the commercialization of DYNEPO, effective at the end of 2008, and recorded charges of $149.9 million to cover intangible asset impairment, inventory write downs and other exit costs.  Sales for the year to December 31, 2008 were $20.9 million (2007: $14.2 million).

Human Genetic Therapies

ELAPRASE - Hunter syndrome

Sales for the year to December 31, 2008 were $305.1 million, an increase of 68% compared to the same period in 2007 (2007: $181.8 million). The sales growth was driven by increased unit sales across all regions where ELAPRASE is sold:  Europe, North America, Latin America and Asia Pacific.  Expressed in transaction currencies (ELAPRASE is primarily sold in US dollars and Euros) sales increased by 64%, with exchange rate movements against the US dollar accounting for the remaining 4% increase.

REPLAGAL - Fabry disease

Sales for the year to December 31, 2008 were $176.1 million, an increase of 22% compared to the same period in 2007 (2007: $143.9 million). The sales growth was primarily driven by increased unit sales in Europe and Asia Pacific.  Expressed in transaction currencies (REPLAGAL is primarily sold in Euros and Pounds sterling) sales increased by 18%, with exchange rate movements against the US dollar accounting for the remaining 4% increase.

FIRAZYR - HAE

During the second half of 2008 FIRAZYR was launched in some countries in Europe, and sales of $0.5 million were recognized (2007: $nil). Launches will continue across Europe through 2009 as reimbursement negotiations successfully conclude. FIRAZYR has orphan exclusivity in the EU until 2018.

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Foreign exchange effect

Revenues reported in US dollars include the impact of translating sales made in local currency (primarily Euros and Pounds sterling) into US dollars. The table below shows the effect of foreign exchange translations on the revenue growth of the key affected products (for the principal currencies for each product) as well as the underlying performance of those products in their local currency:

	2008 sales in US dollars $’M	2008 sales growth in local currency %	2008 sales growth in US dollars %	Impact of translation to US dollars %
XAGRID
- sales in Euros	53.0	+18	+26	+8
- sales in Pounds Sterling	25.4	+11	+3	-8
REPLAGAL
- sales in Euros	100.9	+15	+23	+8
- sales in Pounds Sterling	24.5	+5	-3	-8
ELAPRASE
- sales in Euros	137.3	+41	+51	+10
- sales in Pounds Sterling	28.0	+43	+31	-12

CALCICHEW sales in Pounds Sterling	47.8	+6	-2	-8

REMINYL and REMINYL XL sales in Pounds Sterling	32.2	+21	+11	-10

Royalties

Royalty revenue decreased by 1% to $245.5 million for the year to December 31, 2008 (2007: $247.2 million).

Year to December 31,	2008	2007	Change
	$’M	$’M	%
3TC	140.2	145.3	-4
ZEFFIX	40.3	41.0	-2
Others	65.0	60.9	7

Total	245.5	247.2	-1

3TC - HIV infection and AIDS

Royalties from sales of 3TC for the year to December 31, 2008 were $140.2 million, a decrease of 4% compared to the same period in 2007 (2007: $145.3 million). Excluding favorable foreign exchange movements of 2%, there has been a decline of 6% compared to the same period in 2007.

Shire receives royalties from GSK on worldwide 3TC sales. GSK’s worldwide sales of 3TC for the year to December 31, 2008 were $1,060 million, a decrease of 5% compared to the same period in 2007 (2007: $1,110 million), but a decrease of approximately 7% on a constant exchange rate basis. While the nucleoside analogue market for HIV has continued to grow, competitive pressures within the market have increased, leading to a decline in 3TC sales.

In 2007 generic drug companies filed ANDAs seeking approval for EPIVIR, COMBIVIR, ZEFFIX and EPZICOM in the US. Pursuant to the GSK/Shire license for lamivudine products, GSK has the right to enforce the licensed patents. In November 2007 GSK filed a patent infringement lawsuit against Teva Pharmaceuticals, Inc. (‘Teva’) in the US District Court for the District of Delaware for infringement of one of the patents relating to COMBIVIR. The patent, which covers the combination of AZT and lamivudine to treat HIV, expires in May 2012. Teva had filed an ANDA with the FDA with a certification of invalidity, unenforceability and non-infringement of that combination patent. Teva did not challenge two other patents relating to COMBIVIR that expire in 2010 and 2016. The case is in its early stages.

ZEFFIX - Chronic hepatitis B infection

Royalties from sales of ZEFFIX for the year to December 31, 2008 were $40.3 million, a decrease of 2% compared to the same period in 2007 (2007: $41.0 million).  The impact of foreign exchange movements has contributed 6% growth; excluding favorable foreign exchange movements there has been a decrease of 8% compared to the same period in 2007.

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OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US). REMINYL and REMINYL XL are indicated for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer type and are marketed by the Group in the UK and Republic of Ireland. In the rest of the world, they are marketed by Janssen, an affiliate of Johnson & Johnson (under the name RAZADYNE and RAZADYNE ER in the US). Shire receives royalties on Janssen's sales.

Certain companies filed ANDAs with the FDA for generic versions of RAZADYNE. Janssen and Synaptech filed lawsuits against some of those ANDA filers. A trial was held during the week of May 21, 2007. Following a decision on August 28, 2008 which rendered the relevant patent invalid, generic versions of RAZADYNE were permitted to enter the US market.

REMINYL XL is a once-daily prolonged release formulation of REMINYL, which was launched by Janssen in the US in May 2005 as RAZADYNE ER. Patent litigation proceedings relating to RAZADYNE ER are in progress in the US. Certain companies filed ANDAs with the FDA for generic versions of RAZADYNE ER. Janssen and Synaptech filed lawsuits against some of those ANDA filers for infringement of their patent rights relating to RAZADYNE ER as a result of the ANDA filing.

Sales of the REMINYL/RAZADYNE range continue to grow in most countries, however the entry of generic versions of RAZADYNE and RAZADYNE ER into the US market has significantly decreased sales in that region.

Cost of product sales

The Cost of product sales increased by 27% to $408.0 million for the year to December 31, 2008 (15% of product sales), up from $320.3 million in the corresponding period in 2007 (2007: 15% of product sales). For the year to December 31, 2008 Cost of product sales included charges of $48.8 million (2% of product sales) (2007: $nil) relating to the write down of inventory and other exit costs in respect of DYNEPO which the Group has decided to stop commercializing, depreciation of $16.2 million (2007: $11.8 million) and amortization of $1.7 million (2007: $1.2 million). Cost of product sales as a percentage of product sales benefited from the impact of price increases on the Group’s product sales and favorable changes in product mix in 2008 over 2007.

R&D

R&D expenditure decreased to $526.6 million for the year to December 31, 2008 (19% of product sales), from $576.4 million in the year to December 31, 2007 (27% of product sales). For the year to December 31, 2007 R&D included upfront and milestone payments totaling $155.9 million (Renovo Limited (‘Renovo’) $75.0 million, Amicus Therapeutics (‘Amicus’) $50.0 million, Alba $25.0 million and Noven $5.9 million) for the in-licensing of pipeline products (7% of product sales). For the year to December 31, 2008 R&D included $6.5 million (2007: $nil) relating to the cost of exiting post-approval marketing commitments for DYNEPO, which the Group has decided to stop commercializing. R&D also includes depreciation of $12.5 million (2007: $11.3 million).
R&D in 2008 over 2007 includes higher expenditure on projects in-licensed and acquired since the second half of 2007 including SPD 550, PLICERA, AMIGAL, FIRAZYR and METAZYM together with Phase 3(b) and Phase 4 studies to support new product launches.

SG&A expenses

SG&A expenses increased 21% to $1,422.9 million in the year to December 31, 2008 from $1,178.8 million in the year to December 31, 2007. This increase in SG&A expenses was less than the product sales increase of 27%, and as a percentage of product sales SG&A expenses in 2008 compared to the same period in 2007 fell by two percentage points to 52% (2007: 54%).

SG&A for the year to December 31, 2008 includes intangible asset impairment charges of $97.1 million (4% of product sales) (2007: $0.4 million) of which $94.6 million relates to DYNEPO which the Group has decided to stop commercializing. Amortization of intangible assets in 2008 increased by $31.6 million to $126.2 million (2007: $94.6 million): this increase resulted from a full year’s amortization in 2008 of the Group’s VYVANSE intangible asset, of $55.8 million (2007: $28.9 million), and amortization in the second half of 2008 of the FIRAZYR intangible asset acquired through the Jerini business combination. SG&A expenses also include depreciation charges of $48.5 million (2007: $42.1 million).

The year to December 31, 2008 also included costs associated with the introduction of a new holding company in 2008 totaling $14.8 million (2007: $nil). Other increases in SG&A expenses in 2008 over 2007 principally relate to the increase in advertising, promotional and marketing spend to support commercialization of the Group’s new products.

SG&A for the year to December 31, 2007 included a net charge of $17.0 million in respect of legal settlements, being a charge of $27.0 million for settlement of the TKT purported securities fraud class action shareholder suit partially offset by a $10.0 million release of existing legal provisions. SG&A expenses in the year to December 31, 2007 further included a share-based compensation catch-up charge of $22.5 million for the 2005 awards.

In-Process R&D (‘IPR&D’)

For the year to December 31, 2008 the Group recorded an IPR&D charge of $263.1 million: this charge related to FIRAZYR in markets outside of the EU acquired through the Jerini business combination ($128.1 million) and the acquisition from Zymenex of the global rights to the clinical candidate arylsultatase–A currently known as METAZYM (HGT–1111), being investigated for the treatment of MLD ($135.0 million).

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The IPR&D charge in respect of FIRAZYR of $128.1 million relates to the US ($64.1 million) and the ROW ($64.0 million) markets. In the US FIRAZYR received a not approvable letter from the FDA in April 2008, and in ROW it has not been approved by the regulatory authorities. At December 31, 2008 Shire’s management estimated that future R&D costs until regulatory approval would be approximately $30 million. This estimate can be affected by various factors, both internal and external, and is part based upon management estimates and assumptions. For this reason, amongst others, the actual cash flows may vary from future estimated cash flows.

METAZYM (HGT-1111) has completed a Phase 1b clinical trial in 12 MLD patients in Europe and an extension to this study is ongoing. The product has been granted orphan drug designation in the US and in the EU. At December 31, 2008 Shire’s management estimated that future R&D costs until regulatory approval for METAZYM for the treatment of MLD in the US and the EU will be approximately $80 to $90 million. This estimate can be affected by various factors both internal and external and is, in part, based on management’s estimate and assumptions. For this reason, among others, the actual cash flows may vary from forecast future cash flows.

During the year to December 31, 2007 Shire expensed the portion of the New River purchase price allocated to IPR&D totaling $1,866.4 million. This amount represented the value of those acquired development projects which, at the acquisition date, had not been approved by the FDA or other regulatory authorities, including the adult indication of VYVANSE. On April 23, 2008 Shire announced that the FDA had approved the adult indication of VYVANSE and Shire launched VYVANSE for adult ADHD in the US in June 2008. In March 2008 the Canadian new drug submission was accepted for filing for the treatment of ADHD in children, and Shire expects to submit the regulatory filing for VYVANSE in Europe for the treatment of ADHD in children aged 6 to 17 in 2010. At December 31, 2008 management estimated that future R&D costs until regulatory approval for VYVANSE for ADHD in markets outside the US are approximately $60 to $80 million. These estimates can be affected by various factors and are, in part, based on management’s estimate and assumptions. For these reasons, among others, the actual cash flows may vary from forecast future cash flows.

Gain on sale of product rights

For the year to December 31, 2008 Shire recognized gains of $20.7 million on the sale of non-core products (2007: $127.8 million). For the year to December 31, 2008 these gains primarily relate to the sale of non core products, including the dermatology products SOLARAZE and VANIQA, to Almirall in 2007, which were deferred at December 31, 2007 pending the transfer of relevant consents.

The gains of $127.8 million recognized in the year to December 31, 2007 comprise $114.8 million arising from the sale of non-core products to Almirall and $13.0 million of gains on the sale of other non-core products during 2007.

Integration costs

For the year to December 31, 2008 Shire incurred $10.3 million of costs associated with the integration of Jerini into the Group and acquisition related advisory fees incurred by Jerini (2007: $1.3 million relating to the New River acquisition).

Interest income

For the year to December 31, 2008 Shire received interest income of $25.5 million (2007: $50.6 million). Interest income primarily relates to interest received on cash and cash equivalents. Interest income for the year to December 31, 2008 is lower than the same period in 2007 due to lower average cash balances and lower average US dollar interest rates.

Interest expense

For the year to December 31, 2008 Shire incurred interest expense of $139.0 million (2007: $70.8 million).

Interest expense for the year to December 31, 2008 includes $87.3 million (2007: $28.0 million) in respect to the TKT appraisal rights litigation. On November 5, 2008 Shire announced that it had successfully settled all aspects of this litigation with all parties. Shire paid the same price of $37 per share originally offered to all TKT shareholders at the time of the July 2005 merger, plus interest. The Delaware Chancery Court has approved dismissal of the case and Shire made payment to the dissenting shareholders on November 7, 2008. The settlement represents a total payment of $567.5 million, representing consideration at $37 per share of $419.9 million and an interest cost of $147.6 million.
Prior to reaching this settlement, the Group accrued interest based on a reasonable estimate of the amount that may be awarded by the Court to those former TKT shareholders who requested appraisal. This estimate of interest was based on Shire’s cost of borrowing. Between the close of the merger and November 5, 2008 the Group applied this interest rate on a quarterly compounding basis to the $419.9 million of consideration to calculate its provision for interest.

Upon reaching agreement in principle with all the dissenting shareholders, the Group determined that settlement had become the probable manner through which the appraisal rights litigation would be resolved. Under current law, (although not applicable in this case because the merger was entered into before the relevant amendment to the law became effective) the court presumptively awards interest in appraisal rights cases at a statutory rate that is 5 percentage points above the Federal Reserve discount rate (as it varies over the duration of the case). In connection with the settlement, the Group agreed to an interest rate that approximates to this statutory rate. Based on the settlement, the Group amended the method of determining its interest provision to reflect this revised manner of resolution, and upon reaching settlement with the dissenting shareholders recorded an additional interest expense of $73.0 million in its consolidated financial statements for the year to December 31, 2008.

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Other (expense)/income, net

Year to December 31,	2008	2007
	$’M	$’M
Impairment of long-term investments	(58.0)	(3.0)
GeneChem Funds management fee	1.9	3.6
Gain on sale of available-for-sale security	9.4	0.1
Foreign exchange(1)	14.1	(0.8)
Other	(0.3)	1.3

	(32.9)	1.2

(1) Includes gains and losses arising on translation of foreign currency transactions and balances and gains and losses on swap and forward foreign exchange contracts

Other (expense)/ income, net for the year to December 31, 2008 includes impairment charges in respect of available for sale securities totaling $58.0 million (2007: $3.0 million), including $44.3 million relating to the Group’s investment in Renovo Group plc. The impairment of the investment in Renovo Group plc was recognized at the end of the third quarter of 2008. These amounts reflect unrealized holding losses that have been reclassified out of other comprehensive income into earnings in the period, as management have concluded that the impairment is other than temporary.

The decline in the market value of the Group’s investment in Renovo Group plc initially arose from the results of clinical trials for JUVISTA announced over 2007 and 2008. During the third quarter of 2008, in considering whether the decline in value was temporary or “other than temporary” under US GAAP the Group considered the following factors: the severity of the decline from historical cost (87%) and its duration (eleven months); market analysts’ targets of Renovo Group plc’s share price for the next 18-24 months; and the revised expected filing date for JUVISTA due to the adoption of a sequential rather than parallel Phase 3 development plan.

These factors, together with the significant decline in global equity markets during the third quarter of 2008 meant that the Group was unable to reasonably estimate the period over which a full recovery in the value of its investment in Renovo Group plc could occur. As such, the Group concluded that for US GAAP purposes the decline in value was “other than temporary”.

In such circumstances US GAAP requires the full difference between the book value of the investment and the fair (market) value be recognized as an other than temporary impairment. Accordingly the Group recognized an impairment charge of $44.3 million for its investment in Renovo Group plc through the Statement of Operations in the third quarter of 2008. For purposes of computing the impairment charge fair value was assumed to be £0.26 per share, representing the closing price of Renovo Group plc securities on the London Stock Exchange on September 30, 2008. If in the future JUVISTA’s Phase 3 trials report positively and Renovo Group plc’s other products progress through development, Renovo Group plc’s share price could react favorably and the Group may recover some or all of this impairment loss. Any future potential increases in the value of Renovo Group plc will be recognized through other comprehensive income. The closing price of Renovo Group plc securities on the London Stock Exchange on December 31, 2008 was £0.20, and the carrying value of the Group’s investment in Renovo Group plc was $3.6 million.

Other (expense)/income, net also includes a gain of $9.4 million arising from the sale of Shire’s minority equity investment in Questcor Pharmaceutical Inc., a specialty pharmaceutical company focused on providing prescription drugs for central nervous system disorders. Shire received cash consideration of $10.3 million in respect of the sale.

Income taxes

The effective tax rate for the year to December 31, 2008 was 36.9% (2007: -4.0%). Excluding IPR&D charges of $263.1 million (2007: $1,866.4 million) which are either not tax deductible or for which no tax benefit is currently recognized, the effective tax rate for the year to December 31, 2008 has increased by 6.6% to 18.5% (2007: 11.9%). This increase in 2008 over 2007 is primarily due to the combined effects of (a) in 2008, significant unfavorable rate impacts related to other than temporary impairment charges on available-for-sale securities and an increase in the valuation allowance and, (b) in 2007, favorable impacts recognized related to non-taxable gains on the sale of non-core products rights which were partially offset by an increase in the provision for uncertain tax benefits.  The 2008 effective tax rate was also unfavorably impacted by exchange losses recorded in continuing operations.

Equity in earnings of equity method investees

Net earnings of equity method investees of $2.4 million were recorded for the year to December 31, 2008 (2007: $1.8 million). This comprised earnings of $5.8 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2007: $6.5 million), offset by losses of $3.4 million being the Group’s share of losses in the GeneChem, AgeChem and EGS Healthcare Funds (2007: losses of $4.7 million).

Discontinued Operations

Losses from discontinued operations in the year to December 31, 2008 totaled $17.6 million, (2007: $ nil), relating to those businesses acquired through the Jerini business combination that have been deemed by Shire and Jerini to be non strategic to the combined business. The loss from discontinued operations in the year to December 31, 2008 includes a charge of $12.9 million arising on the re-measurement of assets held for sale to their fair value less costs to

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sell at December 31, 2008. At December 31, 2008 these assets held-for-sale had a carrying value of $14.9 million.

Liquidity and capital resources

General

The Group’s funding requirements depend on a number of factors, including the timing and number of its development programs; corporate, business and product acquisitions; the level of resources required for the expansion of manufacturing and marketing capabilities as the product base expands; increases in accounts receivable and inventory which may arise with any increase in product sales; competitive and technological developments; the timing and cost of obtaining required regulatory approvals for new products; the timing and quantum of milestone payments on collaborative projects; the timing and quantum of tax and dividend payments; the timing and quantum of purchases by the Employee Share Ownership Trust, (‘ESOT’) of Shire shares in the market to satisfy option exercises and the continuing cash generated from sales of Shire’s key products.

An important part of Shire’s business strategy is to protect its products and technologies through the use of patents, proprietary technologies and trademarks, to the extent available. Shire intends to defend its intellectual property and as a result may need cash for funding the cost of litigation.

The Group finances its activities through cash generated from operating activities; credit facilities; private and public offerings of equity and debt securities; and the proceeds of asset or investment disposals.

Shire’s robust balance sheet includes $218.2 million of cash and cash equivalents at December 31, 2008. We generated $800.1 million of cash from operating activities during the year. Shire has no debt maturing in the next three years and substantially all of Shire’s debt relates to its $1.1 billion 2.75% convertible bonds which mature in 2014, although these include a put option which could require repayment in 2012. In addition, Shire has a committed facility until 2012 of $1.2 billion, which is currently undrawn. However, the current financial situation which is affecting the banking system and financial markets, together with the current uncertainty in global economic conditions, have resulted in a tightening in the credit markets and a low level of liquidity in many financial markets. As a result, the Group may not be able to access new equity or debt finance at the same level or cost as it has done previously.

Cash flow activity

Net cash provided by operating activities for the year to December 31, 2008 was $800.1 million resulting from a net profit of $156.0 million, non-cash items not affecting 2008 operating cash flows of $616.6 million. a decrease in working capital of $32.2 million and cash flows used in discontinued operations of $4.7 million. Cash flow from operating activities increased by $325.4 million to $800.1 million (2007: $474.7 million). The increased cash flow from operating activities resulted from higher revenues and cash collection in 2008 over 2007, together with cash inflows from forward foreign exchange contracts in 2008. These cash inflows were partially offset by interest payments to the TKT dissenting shareholders ($147.6 million), cash paid to Zymenex for METAZYM ($135.0 million) and higher cash tax payments in 2008 over 2007.

Net cash used in investing activities was $1,154.5 million in the year to December 31, 2008 and includes the cash outflows associated with purchasing over a 98% interest in Jerini ($499.4 million, net of cash acquired), the payment of $419.9 million at $37 per share on settlement of the TKT appraisal rights litigation, expenditure on purchases of property, plant and equipment of $236.0 million, the final sales milestone payment of $25.0 million for DAYTRANA to Noven and purchases of long-term investments of $2.2 million. These investing outflows which were partially offset by receipts of $10.3 million from the sale of long term assets and $5.0 million received from the sale of product rights.

Capital expenditure on property, plant and equipment included $136.0 million on construction work at Shire’s office and manufacturing facilities in Lexington, Massachusetts and $4.7 million on construction work at the Basingstoke, UK Office. This capital expenditure was funded from the Company’s existing cash resources and operating cash flows, and the Company expects to fund 2009 capital expenditure which is committed at December 31, 2008 from operational cash flows generated in 2009.

Net cash used in financing activities was $178.1 million for the year to December 31, 2008 of which $146.6 million related to payments to acquire shares by the ESOT and $46.8 million to the dividend payment. During the year to December 31, 2008 the Group additionally drew down $190.0 million of its revolving credit facility to part fund the TKT appraisal rights settlement this amount was subsequently repaid during the period.

Related party transactions

Xanodyne Pharmaceuticals Inc.

In October 2005 the Group sub-leased its office premises in Newport to Xanodyne Pharmaceuticals Inc.  Dr James Cavanaugh, the Non-Executive Chairman of the Group up to June 18, 2008, was the Chairman of the Board of Directors of Xanodyne Pharmaceuticals, Inc. up to February 9, 2007. As a result of the transaction the Group will receive $7.8 million (net of inducements) in lease income over the sub-lease period from Xanodyne Pharmaceuticals Inc.

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3.	Directors’ Responsibility Statement

Each of the current Directors, whose names and functions are listed below, confirms that, to the best of his or her knowledge:

a.	the Group Financial statements, which have been prepared under US GAAP, present fairly, in all material respects, the financial condition, results of operations and cash flows of the group; and

b.
the Business Review includes a fair review of the development and performance of the business and the position of the Group and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties they face.

Matthew Emmens – Chairman

Angus Russell – Chief Executive Officer

Graham Hetherington – Chief Financial Officer

David Kappler – Non executive director

Barry Price – Non executive director

Patrick Langlois – Non executive director

David Mott – Non executive director

Kate Nealon – Non executive director

Jeffrey Leiden – Non executive director

Michael Rosenblatt – Non executive director

TRADEMARKS
The following are trademarks either owned or licensed by Shire plc or companies within the Shire group which are the subject of trademark registrations in certain territories, or which are owned by third parties as indicated and referred to herein.

ADDERALL XR® (mixed salts of a single entity amphetamine)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine extended-release capsules)
DAYTRANA® (methylphenidate transdermal system)
ELAPRASE® (idursulfase)
FIRAZYR® (icatibant)
FOSRENOL® (lanthanum carbonate)
INTUNIV™ (guanfacine extended release)
LIALDA® (mesalamine)
METAZYM™ (arylsulfatase-A)
MEZAVANT® (mesalazine)
REMINYL® (galantamine hydrobromide) (United Kingdom (‘UK’) and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
VYVANSE® (lisdexamfetamine dimesylate)
XAGRID™ (anagrelide hydrochloride)

The following are trademarks of third parties referred to herein.

3TC (trademark of GSK
AMIGAL (trademark of Amicus)
COMBIVIR (trademark of GSK)
DYNEPO (trademark of Sanofi-Aventis)
EPIVIR (trademark of GSK)
EPZICOM/KIVEXA (EPZICOM) (trademark of GSK)
EQUETRO (trademark of Validus Pharmaceuticals)
JUVISTA (trademark of Renovo)
PENTASA (trademark of Ferring)
PLICERA (trademark of Amicus)
RAZADYNE (trademark of Johnson & Johnson)
RAZADYNE ER (trademark of Johnson & Johnson)
REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
SOLARAZE (trademark of Almirall)
VANIQA (trademark of Almirall)
ZEFFIX (trademark of GSK)

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